Exhibit 99.1

News Release

Merck Announces Third-Quarter 2023 Financial Results

-	Sales Reflect Sustained Growth, Particularly in Oncology and Vaccines

-	Total Worldwide Sales Were $16.0 Billion, an Increase of 7% From Third Quarter 2022;

Excluding LAGEVRIO, Growth Was 6%; Excluding LAGEVRIO and the Impact of Foreign Exchange, Growth Was 8%

o	KEYTRUDA Sales Grew 17% to $6.3 Billion; Excluding the Impact of Foreign Exchange, Sales Also Grew 17%

o	GARDASIL/GARDASIL 9 Sales Grew 13% to $2.6 Billion; Excluding the Impact of Foreign Exchange, Sales Grew 16%

o	LAGEVRIO Sales Grew 47% to $640 Million; Excluding the Impact of Foreign Exchange, Sales Grew 51%

-	GAAP EPS Was $1.86; Non-GAAP EPS Was $2.13

-	Announced Collaboration Agreement With Daiichi Sankyo for Three Clinical-Stage ADC Candidates

-	Received FDA Approval of KEYTRUDA for Perioperative Treatment of Certain Patients With NSCLC in Combination With Chemotherapy, Based on KEYNOTE-671 Trial

-	Obtained FDA Priority Review of Biologics License Application for Sotatercept

-	Presented Compelling Data at ESMO 2023 Congress, Including:

o	Phase 3 KEYNOTE-671 Trial

o	Phase 3 KEYNOTE-A39/EV-302 Trial Conducted in Collaboration With Seagen and Astellas

-	Initiating Phase 3 Trials in 2023 Across Multiple Therapeutic Areas, Including Oncology, Cardiometabolic and Immunology

-	Full-Year 2023 Financial Outlook:

o	Raises and Narrows Expected Worldwide Sales Range To Be Between $59.7 Billion and $60.2 Billion, Including Negative Impact of Foreign Exchange of Approximately 2 Percentage Points; Outlook Includes Approximately $1.3 Billion of LAGEVRIO Sales

o	Now Expects Non-GAAP EPS To Be Between $1.33 and $1.38, Including the Negative Impact of Foreign Exchange of Approximately 6 Percentage Points; Outlook Reflects Negative Impact From Upfront Charge of $5.5 Billion, or $1.70 per Share, Related to the Collaboration Agreement With Daiichi Sankyo

RAHWAY, N.J., Oct. 26, 2023 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the third quarter of 2023.

“Our strong results this quarter reflect our talented team’s commitment to bringing forward important innovation and pursuing breakthroughs for all those who count on us,” said Robert M. Davis, chairman and chief executive officer, Merck. “We continue to push the boundaries of science, making disciplined investments to augment our diverse pipeline and applying our expertise to accelerate potentially transformative treatments to address patient needs – including through our recently announced collaboration with Daiichi Sankyo. I am proud of our progress as we continue to execute at the highest level and work to generate strong and sustainable value, today and well into the future.”

Financial Summary

	Third Quarter
$ in millions, except EPS amounts	2023	2022	Change	Change Ex- Exchange
Sales	$15,962	$14,959	7%	9%
GAAP net income[1]	4,745	3,248	46%	56%
Non-GAAP net income that excludes certain items1,2*	5,427	4,703	15%	22%
GAAP EPS	1.86	1.28	45%	55%
Non-GAAP EPS that excludes certain items2*	2.13	1.85	15%	22%

*Refer to table on page 6.

Generally Accepted Accounting Principles (GAAP) earnings per share (EPS) assuming dilution was $1.86 for the third quarter of 2023. Non-GAAP EPS was $2.13 for the third quarter of 2023. The increases in GAAP and non-GAAP EPS in the third quarter versus the prior year were primarily due to operational strength in the business, as well as $0.22 of charges recorded in 2022 related to collaboration and licensing agreements with Moderna, Inc. (Moderna), Orna Therapeutics (Orna) and Orion Corporation (Orion). The increase in GAAP EPS in the third quarter of 2023 was also driven by the impacts of intangible asset impairment charges recorded in 2022, compared with no such charges recorded in 2023, and lower losses from investments in equity securities in 2023. The increases in both GAAP and non-GAAP EPS in the third quarter were partially offset by the unfavorable impact of foreign exchange.

Non-GAAP EPS excludes acquisition- and divestiture-related costs, costs related to restructuring programs, as well as income and losses from investments in equity securities.

Year-to-date results can be found in the attached tables.

1 Net income attributable to Merck & Co., Inc.

2 Merck is providing certain 2023 and 2022 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, senior management’s annual compensation is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

Third-Quarter Sales Performance

The following table reflects sales of the company’s top products and significant performance drivers.

	Third Quarter
$ in millions	2023	2022	Change	Change Ex- Exchange	Commentary
Total Sales	$15,962	$14,959	7%	9%
Pharmaceutical	14,263	12,963	10%	11%	Increase driven by growth in oncology, vaccines, and virology due to sales of LAGEVRIO, partially offset by diabetes. Excluding LAGEVRIO, growth of 9%. Excluding LAGEVRIO and unfavorable impact of foreign exchange, growth of 10%.
KEYTRUDA	6,338	5,426	17%	17%	Growth driven by increased global uptake in earlier-stage indications, including triple-negative breast cancer (TNBC) and renal cell carcinoma (RCC), and continued strong global demand from metastatic indications.
GARDASIL / GARDASIL 9	2,585	2,294	13%	16%	Growth due to strong demand, particularly in China, and higher pricing in the U.S., partially offset by public-sector buying patterns in the U.S.
JANUVIA / JANUMET	835	1,133	-26%	-25%	Decline primarily due to generic competition in several international markets, particularly in Europe, and lower demand in the U.S.
PROQUAD, M-M-R II and VARIVAX	713	668	7%	6%	Growth largely due to higher pricing in the U.S.
LAGEVRIO	640	436	47%	51%	Growth largely attributable to higher demand in Japan, partially offset by lower demand in Australia and nonrecurrence of sales in the U.K.
BRIDION	424	423	0%	0%	Relatively flat compared with prior year due to higher demand in the U.S., offset by generic competition primarily in Europe.
Lynparza*	299	284	5%	6%	Growth driven primarily by higher pricing in the U.S. and increased demand in Latin America.
Lenvima*	260	202	29%	30%	Growth primarily due to higher demand in the U.S. and certain international markets, and timing of shipments in China.
VAXNEUVANCE	214	16	***N/M	N/M	Growth driven largely by continued uptake in pediatric indication in the U.S. and launches in Europe.
Animal Health	1,400	1,371	2%	2%	Growth primarily driven by higher pricing in both Livestock and Companion Animal product portfolios.
Livestock	874	829	5%	7%	Growth primarily due to higher pricing across product portfolio, as well as higher demand for ruminant, poultry and swine products.
Companion Animal	526	542	-3%	-4%	Decline primarily due to lower vet visits in the U.S., partially offset by higher pricing. Sales of BRAVECTO were $235 million and $241 million in the current and prior-year quarters, respectively, which represented a decline of 3%.
Other Revenues**	299	625	-52%	-18%	Decline primarily due to impact of revenue hedging. Excluding unfavorable impact of foreign exchange, decline due to lower revenue from third-party manufacturing arrangements.

*Alliance revenue for this product represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.

***Not meaningful

Third-Quarter Expense, EPS and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Non- GAAP[2]
Third Quarter 2023
Cost of sales	$4,264	$552	$33	$-	$3,679
Selling, general and administrative	2,519	17	40	-	2,462
Research and development	3,307	10	-	-	3,297
Restructuring costs	126	-	126	-	-
Other (income) expense, net	126	(24)	-	17	133

Third Quarter 2022
Cost of sales	$3,934	$446	$54	$-	$3,434
Selling, general and administrative	2,520	22	26	-	2,472
Research and development	4,399	902	1	-	3,496
Restructuring costs	94	-	94	-	-
Other (income) expense, net	429	(26)	-	350	105

GAAP Expense, EPS and Related Information

Gross margin was 73.3% for the third quarter of 2023 compared with 73.7% for the third quarter of 2022. The decrease was primarily due to the unfavorable impact of foreign exchange, higher LAGEVRIO sales, which have a low gross margin, and higher acquisition- and divestiture-related costs. The gross margin decline was partially offset by lower revenue from third-party manufacturing arrangements, lower manufacturing-related costs and the favorable impact of product mix.

Selling, general and administrative (SG&A) expenses were $2.5 billion in both the third quarters of 2023 and 2022, primarily reflecting increased promotional spending, offset by lower administrative costs.

3 Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions of businesses, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. R&D expenses in the third quarter of 2022 include intangible asset impairment charges of $887 million largely related to nemtabrutinib. Also includes integration, transaction and certain other costs associated with acquisitions and divestitures, as well as amortization of intangible assets related to collaborations and licensing arrangements.

Research and development (R&D) expenses were $3.3 billion in the third quarter of 2023 compared with $4.4 billion in the third quarter of 2022. The decrease was primarily due to charges recorded in 2022 of $887 million for intangible asset impairments, largely related to nemtabrutinib, and $690 million for collaboration and licensing agreements with Moderna, Orna and Orion. The decrease in R&D expenses was partially offset by higher compensation and benefit costs in 2023, reflecting in part increased headcount, higher investments in discovery research and early drug development and higher clinical development spending.

Other (income) expense, net, was $126 million of expense in the third quarter of 2023 compared with $429 million of expense in the third quarter of 2022, primarily due to lower net losses from investments in equity securities.

The effective tax rate was 15.5% for the third quarter of 2023 compared with 9.2% in the third quarter of 2022.

GAAP EPS was $1.86 for the third quarter of 2023 compared with $1.28 for the third quarter of 2022.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 77.0% for both the third quarters of 2023 and 2022, due to the unfavorable impact of foreign exchange, and higher LAGEVRIO sales, which have a low gross margin, offset by lower revenue from third-party manufacturing arrangements, lower manufacturing-related costs and the favorable impact of product mix.

Non-GAAP SG&A expenses were $2.5 billion in both the third quarters of 2023 and 2022, primarily reflecting increased promotional spending, offset by lower administrative costs.

Non-GAAP R&D expenses were $3.3 billion in the third quarter of 2023 compared with $3.5 billion in the third quarter of 2022. The decrease was primarily due to charges of $690 million in 2022 related to collaboration and licensing agreements with Moderna, Orna and Orion. The decrease in R&D expenses was partially offset by higher compensation and benefit costs in 2023, reflecting in part increased headcount, higher investments in discovery research and early drug development and higher clinical development spending.

Non-GAAP other (income) expense, net, was $133 million of expense in the third quarter of 2023 compared with $105 million of expense in the third quarter of 2022.

The non-GAAP effective tax rate was 15.0% for the third quarter of 2023 compared with 13.6% in the third quarter of 2022.

Non-GAAP EPS was $2.13 for the third quarter of 2023 compared with $1.85 for the third quarter of 2022.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Third Quarter
$ in millions, except EPS amounts	2023	2022
EPS
GAAP EPS	$1.86	$1.28
Difference	0.27	0.57
Non-GAAP EPS that excludes items listed below[2]	$2.13	$1.85

Net Income
GAAP net income[1]	$4,745	$3,248
Difference	682	1,455
Non-GAAP net income that excludes items listed below[1,2]	$5,427	$4,703

Excluded Items:
Acquisition- and divestiture-related costs[3]	$555	$1,344
Restructuring costs	199	175
Loss from investments in equity securities	17	350
Net decrease (increase) in income before taxes	771	1,869
Estimated income tax (benefit) expense	(89)	(414)
Decrease (increase) in net income	$682	$1,455

Pipeline and Portfolio Highlights

Merck continued to achieve regulatory and clinical milestones across its expansive pipeline and portfolio. The company is initiating Phase 3 trials in 2023 in multiple therapeutic areas, including oncology, cardiometabolic and immunology, and in new modalities. These include investigational individualized neoantigen therapy V940 in combination with KEYTRUDA, antibody-drug conjugate (ADC) MK-2870 and lysine-specific demethylase-1 inhibitor MK-3543 in oncology, oral PCSK9 inhibitor candidate MK-0616 in cardiovascular, and humanized monoclonal antibody MK-7240 in immunology.

In oncology, the company received U.S. Food and Drug Administration (FDA) approval of KEYTRUDA for the treatment of certain patients with resectable non-small cell lung cancer (NSCLC) as a neoadjuvant/adjuvant treatment, the company’s eighth approval of KEYTRUDA in earlier-stage cancer. The FDA also granted priority review to two supplemental New Drug Applications (sNDAs): for WELIREG in certain previously treated patients with advanced RCC, and for KEYTRUDA in cervical cancer. Notably, Merck presented compelling new data at the European Society for Medical Oncology (ESMO) Congress 2023 that showcased the company’s progress in earlier stages of cancers, its foundational position in metastatic disease and continued momentum in its diverse oncology pipeline.

In cardiovascular disease, Merck received priority review from the FDA for a new Biologics License Application (BLA) for sotatercept, the company’s novel investigational activin signaling inhibitor for the treatment of adults with pulmonary arterial hypertension (PAH) (World Health Organization Group 1), based on clinically meaningful results from the Phase 3 STELLAR trial. The FDA set a Prescription Drug User Fee Act (PDUFA), or target action, date of March 26, 2024. If approved, sotatercept would be the first in its class, bringing a novel approach to address a rare and progressive disease of the pulmonary arteries. Merck’s submission for sotatercept to the Committee for Medicinal Products for Human Use (CHMP) in the European Union (EU) has also been completed.

Additionally, Merck entered into a collaboration agreement with Daiichi Sankyo for three potentially first-in-class clinical-stage DXd ADCs for the treatment of multiple solid tumors, both as monotherapy and/or in combination with other treatments. This collaboration with Daiichi Sankyo will further augment and diversify Merck’s oncology pipeline.

Notable recent news releases on Merck’s pipeline and portfolio are provided in the table that follows.

Oncology	FDA Approved KEYTRUDA for Treatment of Patients With Resectable (T≥4 cm or N+) NSCLC in Combination With Chemotherapy as Neoadjuvant Treatment, Then Continued as Single Agent as Adjuvant Treatment After Surgery, Based on Results From Phase 3 KEYNOTE-671 Trial	(Read Announcement)
	FDA Granted Priority Review to Merck’s Application for KEYTRUDA Plus Concurrent Chemoradiotherapy as Treatment for Patients With Newly Diagnosed High-Risk Locally Advanced Cervical Cancer, Based on Results From Phase 3 KEYNOTE-A18 Trial; FDA Set PDUFA Date of Jan. 20, 2024	(Read Announcement)
	FDA Accepted for Priority Review Merck’s sNDA for WELIREG in Certain Previously Treated Patients With Advanced RCC, Based on Results From Phase 3 LITESPARK-005 Trial; FDA Set PDUFA Date of Jan. 17, 2024	(Read Announcement)
	European Commission (EC) Approved KEYTRUDA as Adjuvant Treatment for Adults With NSCLC at High Risk of Recurrence Following Complete Resection and Platinum-Based Chemotherapy, Based on Results From Phase 3 KEYNOTE-091 Trial	(Read Announcement)
	EC Approved KEYTRUDA Plus Trastuzumab and Chemotherapy as First-Line Treatment for HER2-Positive Advanced Gastric or Gastroesophageal Junction (GEJ) Adenocarcinoma Expressing PD-L1 (CPS ≥1), Based on Results From Phase 3 KEYNOTE-811 Trial	(Read Announcement)
	EU Granted Positive CHMP Opinion for KEYTRUDA Plus Chemotherapy as First-Line Treatment for HER2-Negative Advanced Gastric or GEJ Adenocarcinoma Expressing PD-L1 (CPS ≥1), Based on Results From Phase 3 KEYNOTE-859 Trial	(Read Announcement)
	Japan Ministry of Health, Labor and Welfare Approved Lynparza Plus Abiraterone and Prednisolone for Treatment of BRCA-Mutated Metastatic Castration-Resistant Prostate Cancer, Based on Results From Phase 3 PROpel Trial	(Read Announcement)
	KEYTRUDA Plus Chemotherapy Before Surgery and Continued as Single Agent After Surgery Reduced Risk of Death by 28% Versus Pre-Operative Chemotherapy in Resectable Stage II, IIIA or IIIB NSCLC, Based on Results From Phase 3 KEYNOTE-671 Trial	(Read Announcement)
	KEYTRUDA Plus Padcev Reduced Risk of Death by More Than Half Versus Chemotherapy in Patients With Previously Untreated Locally Advanced or Metastatic Urothelial Cancer, Based on Results From Phase 3 KEYNOTE-A39/EV-302 Trial	(Read Announcement)
	KEYTRUDA Plus Concurrent Chemoradiotherapy Significantly Improved Progression-Free Survival (PFS) Versus Concurrent Chemoradiotherapy Alone in Newly Diagnosed, High-Risk Locally Advanced Cervical Cancer, Based on Results From Phase 3 KEYNOTE-A18 Trial	(Read Announcement)
	WELIREG Significantly Improved PFS and Objective Response Rates Versus Everolimus in Certain Previously Treated Patients With Advanced RCC, Based on Results From Phase 3 LITESPARK-005 Trial	(Read Announcement)
	KEYTRUDA Plus Chemotherapy Showed Statistically Significant Improvement in Pathological Complete Response Rate as Neoadjuvant Therapy Versus Chemotherapy in High-Risk, Early-Stage ER+/HER2- Breast Cancer, Based on Results From Phase 3 KEYNOTE-756 Trial	(Read Announcement)
	KEYTRUDA Plus Trastuzumab and Chemotherapy Significantly Improved PFS Versus Trastuzumab and Chemotherapy in First-Line HER2-Positive Advanced Gastric or GEJ Adenocarcinoma, Based on Results From Phase 3 KEYNOTE-811 Trial	(Read Announcement)
	KEYTRUDA Significantly Improved Disease-Free Survival in Certain Patients With Muscle-Invasive Urothelial Carcinoma After Surgery, Based on Results From Phase 3 KEYNOTE-123 Trial	(Read Announcement)

Cardiovascular	FDA Accepted for Priority Review a New BLA for Sotatercept, an Activin Signaling Inhibitor to Treat Adults With PAH, Based on Results From Phase 3 STELLAR Trial; FDA Set PDUFA Date of March 26, 2024	(Read Announcement)
	Merck Presented New Analyses Supporting the Promising Potential of Sotatercept, Its Investigational Medicine for Adults With PAH, Based on Results From Phase 3 STELLAR and SOTERIA Trials	(Read Announcement)
	Merck Initiated Phase 3 Clinical Program for Oral PCSK9 Inhibitor Candidate MK-0616	(Read Announcement)
Vaccines	Long-Term Follow-up Data on Sustained Immunogenicity and Safety for GARDASIL Published in Pediatrics	(Read Announcement)
Hospital Acute Care	Merck Received Positive EU CHMP Opinion for PREVYMIS for Prevention of CMV Disease in High-Risk Adult Kidney Transplant Recipients and Extended 200-Day Dosing in Adult Hematopoietic Stem Cell Transplant Recipients at Risk for Late CMV Infection and Disease, Based on Results From Phase 3 P002 and P040 Trials	(Read Announcement)

Sustainability Highlights

Merck issued its 2022/2023 Impact Report highlighting the company’s performance across its sustainability efforts, reflecting strong progress toward its commitments to advance access to health and operate responsibly. The report noted how the company reached more than 500 million people around the world with its innovations in 2022 and expanded two of its 2025 Access to Health goals.

Full-Year 2023 Financial Outlook

The following table summarizes the company’s full-year financial outlook.

Full Year 2023
	Updated	Prior
Sales*	$59.7 to $60.2 billion	$58.6 to $59.6 billion
Non-GAAP Gross margin[2]	Approximately 77%	Approximately 77%
Non-GAAP Operating expenses2**	$39.8 to $40.4 billion	$34.0 to $34.6 billion
Non-GAAP Other (income) expense, net[2]	Approximately $200 million	Approximately $100 million
Non-GAAP Effective tax rate2***	39.0% to 40.0%	30.5% to 31.5%
Non-GAAP EPS2****	$1.33 to $1.38	$2.95 to $3.05
Share count (assuming dilution)	2.55 billion	2.55 billion

*Includes approximately $1.3 billion of LAGEVRIO sales. The company does not have any non-GAAP adjustments to sales.

**Includes an aggregate $17.1 billion of R&D expenses related to the Prometheus Biosciences, Inc. (Prometheus) and Imago BioSciences, Inc. (Imago) acquisitions, and upfront payments for the license and collaboration agreement with Kelun-Biotech (a holding subsidiary of Sichuan Kelun Pharmaceutical Co., Ltd) and collaboration agreement with Daiichi Sankyo. Outlook does not assume any additional significant potential business development transactions.

***Includes an approximate 24.5 percentage point negative impact related to business development (Imago, Prometheus and Daiichi Sankyo).

****Includes $6.22 of one-time charges related to the Prometheus and Imago acquisitions and upfront payments to Kelun-Biotech and Daiichi Sankyo.

Merck has not provided a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, net, non-GAAP effective tax rate and non-GAAP EPS to the most directly comparable GAAP measures, given it cannot predict with reasonable certainty the amounts necessary for such a reconciliation, including intangible asset impairment charges, legal settlements, and income and losses from investments in equity securities either owned directly or through ownership interests in investment funds, without unreasonable effort. These items are inherently difficult to forecast and could have a significant impact on the company’s future GAAP results.

Merck continues to experience strong sustained demand for key growth products, particularly in oncology and vaccines. As a result, Merck is raising and narrowing its full-year sales outlook. Merck now expects full-year sales to be between $59.7 billion and $60.2 billion, including a negative impact of foreign exchange of approximately 2 percentage points, at mid-October 2023 exchange rates. This full-year outlook includes approximately $1.3 billion of LAGEVRIO sales.

Merck’s full-year non-GAAP effective income tax rate is expected to be between 39.0% and 40.0%, which includes an approximate 24.5 percentage point negative impact related to business development activity.

Merck now expects its full-year non-GAAP EPS to be between $1.33 and $1.38, including a negative impact of foreign exchange of approximately 6 percentage points, at mid-October 2023 exchange rates. This revised non-GAAP EPS range reflects the following, which were not previously included in the outlook:

•	Additional strength in the business of approximately $0.15 per share.

•	A pretax charge of $5.5 billion, or $1.70 per share, for the collaboration agreement with Daiichi Sankyo.

•	Estimated expense in the fourth quarter of 2023 of approximately $0.04 per share to advance the ADC assets and finance the transaction with Daiichi Sankyo.

•	A 1%, or approximately $0.05 per share, incremental negative impact of foreign exchange.

The non-GAAP EPS range excludes acquisition- and divestiture-related costs, costs related to restructuring programs, income and losses from investments in equity securities, and a previously disclosed charge related to settlements with certain plaintiffs in the Zetia antitrust litigation.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the earnings conference call on Thursday, Oct. 26, at 9 a.m. ET via this weblink. A replay of the webcast, along with the sales and earnings news release, supplemental financial disclosures, prepared remarks and slides highlighting the results, will be available at www.merck.com.

All participants may join the call by dialing (888) 769-8514 (U.S. and Canada Toll-Free) or (517) 308-9208 and using the access code 8206435.

About Merck

At Merck, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Appendix

Generic product names are provided below.

Pharmaceutical

BRIDION (sugammadex)

GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant)

GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant)

JANUMET (sitagliptin and metformin HCl)

JANUVIA (sitagliptin)

KEYTRUDA (pembrolizumab)

LAGEVRIO (molnupiravir)

Lenvima (lenvatinib)

Lynparza (olaparib)

M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live)

PREVYMIS (letermovir)

PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live)

VARIVAX (Varicella Virus Vaccine Live)

VAXNEUVANCE (Pneumococcal 15-valent Conjugate Vaccine)

WELIREG (belzutifan)

Animal Health

BRAVECTO (fluralaner)

###

Media Contacts:	Investor Contacts:
Robert Josephson (203) 914-2372 robert.josephson@merck.com Michael Levey (215) 872-1462 michael.levey@merck.com	Peter Dannenbaum (732) 594-1579 peter.dannenbaum@merck.com Steven Graziano (732) 594-1583 steven.graziano@merck.com

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	3Q23	3Q22	% Change	Sep YTD 2023	Sep YTD 2022	% Change
Sales	$15,962	$14,959	7%	$45,485	$45,453	–

Costs, Expenses and Other
Cost of sales	4,264	3,934	8%	12,214	13,530	-10%
Selling, general and administrative	2,519	2,520	–	7,700	7,355	5%
Research and development	3,307	4,399	-25%	20,904	9,773	*
Restructuring costs	126	94	34%	344	288	19%
Other (income) expense, net	126	429	-71%	388	1,576	-75%
Income Before Taxes	5,620	3,583	57%	3,935	12,931	-70%
Taxes on Income	870	330		2,332	1,423
Net Income	4,750	3,253	46%	1,603	11,508	-86%
Less: Net Income Attributable to Noncontrolling Interests	5	5		12	6
Net Income Attributable to Merck & Co., Inc.	$4,745	$3,248	46%	$1,591	$11,502	-86%

Earnings per Common Share Assuming Dilution	$1.86	$1.28	45%	$0.62	$4.53	-86%

Average Shares Outstanding Assuming Dilution	2,546	2,542		2,549	2,540
Tax Rate	15.5%	9.2%		59.3%	11.0%

* 100% or greater

MERCK & CO., INC.

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 GAAP TO NON-GAAP RECONCILIATION

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Certain Other Items		Adjustment Subtotal	Non-GAAP
Third Quarter
Cost of sales	$4,264	552		33						585	$3,679
Selling, general and administrative	2,519	17		40						57	2,462
Research and development	3,307	10								10	3,297
Restructuring costs	126			126						126	–
Other (income) expense, net	126	(24)				17				(7)	133
Income Before Taxes	5,620	(555)		(199)		(17)				(771)	6,391
Income Tax Provision (Benefit)	870	(53	)(4)	(32	)(4)	(4	)(4)			(89)	959
Net Income	4,750	(502)		(167)		(13)				(682)	5,432
Net Income Attributable to Merck & Co., Inc.	4,745	(502)		(167)		(13)				(682)	5,427
Earnings per Common Share Assuming Dilution	$1.86	(0.20)		(0.07)		–				(0.27)	$2.13

Tax Rate	15.5%										15.0%

Sep YTD
Cost of sales	$12,214	1,564		94						1,658	$10,556
Selling, general and administrative	7,700	62		93						155	7,545
Research and development	20,904	29		1						30	20,874
Restructuring costs	344			344						344	–
Other (income) expense, net	388	(12)				(218)		573	(3)	343	45
Income Before Taxes	3,935	(1,643)		(532)		218		(573)		(2,530)	6,465
Income Tax Provision (Benefit)	2,332	(249	)(4)	(88	)(4)	47	(4)	(60	)(4)	(350)	2,682
Net Income	1,603	(1,394)		(444)		171		(513)		(2,180)	3,783
Net Income Attributable to Merck & Co., Inc.	1,591	(1,394)		(444)		171		(513)		(2,180)	3,771
Earnings per Common Share Assuming Dilution	$0.62	(0.55)		(0.18)		0.07		(0.20)		(0.86)	$1.48

Tax Rate	59.3%										41.5%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, senior management’s annual compensation is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales primarily reflect expenses for the amortization of intangible assets.  Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures.  Amounts included in research and development expenses primarily reflect expenses for the amortization of intangible assets.  Amounts included in other (income) expense, net, primarily reflect royalty income, partially offset by an increase in the estimated fair value measurement of liabilities for contingent consideration related to the prior termination of the Sanofi-Pasteur MSD joint venture.  Additionally, the nine-month period includes a $37 million loss on the sale of a business.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company's formal restructuring programs.

(3) Reflects a charge related to settlements with certain plaintiffs in the Zetia antitrust litigation.

(4) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2023				2022						3Q		Sep YTD
	1Q	2Q	3Q	Sep YTD	1Q	2Q	3Q	Sep YTD	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$14,487	$15,035	$15,962	$45,485	$15,901	$14,593	$14,959	$45,453	$13,830	$59,283	7	9	-	3
PHARMACEUTICAL	12,721	13,457	14,263	40,442	14,107	12,756	12,963	39,826	12,180	52,005	10	11	2	4
Oncology
Keytruda	5,795	6,271	6,338	18,403	4,809	5,252	5,426	15,487	5,450	20,937	17	17	19	21
Alliance Revenue – Lynparza (2)	275	310	299	884	266	275	284	825	292	1,116	5	6	7	10
Alliance Revenue – Lenvima (2)	232	242	260	734	227	231	202	660	216	876	29	30	11	13
Welireg	42	50	54	146	18	27	38	83	40	123	43	43	77	77
Alliance Revenue – Reblozyl (3)	43	47	52	142	52	33	39	124	41	166	35	35	14	14
Vaccines (4)
Gardasil / Gardasil 9	1,972	2,458	2,585	7,015	1,460	1,674	2,294	5,428	1,470	6,897	13	16	29	34
ProQuad / M-M-R II / Varivax	528	582	713	1,823	470	578	668	1,716	526	2,241	7	6	6	6
RotaTeq	297	131	156	584	216	173	256	644	139	783	-39	-39	-9	-8
Vaxneuvance	106	168	214	488	5	12	16	32	138	170	*	*	*	*
Pneumovax 23	96	92	140	327	173	153	131	457	145	602	6	4	-28	-27
Vaqta	40	42	69	151	36	35	64	134	39	173	8	9	12	13
Hospital Acute Care
Bridion	487	502	424	1,413	395	426	423	1,244	441	1,685	-	-	14	15
Prevymis	129	143	157	430	94	103	114	310	118	428	38	38	39	41
Dificid	65	76	74	215	52	66	77	196	67	263	-4	-4	10	10
Primaxin	80	53	41	174	58	64	63	185	54	239	-35	-31	-6	-
Noxafil	60	55	51	167	57	60	62	180	58	238	-18	-12	-7	-1
Zerbaxa	50	54	53	157	30	46	43	120	49	169	23	22	31	33
Cardiovascular
Alliance Revenue - Adempas/Verquvo (5)	99	68	92	259	72	98	88	258	82	341	5	5	-	-
Adempas (6)	59	65	65	189	61	63	57	181	57	238	15	11	5	7
Virology
Lagevrio	392	203	640	1,236	3,247	1,177	436	4,859	825	5,684	47	51	-75	-73
Isentress / Isentress HD	123	136	119	377	158	147	161	466	167	633	-27	-27	-19	-17
Neuroscience
Belsomra	56	63	58	176	69	69	62	199	59	258	-6	-4	-11	-6
Immunology
Simponi	180	180	179	539	186	181	173	540	166	706	3	-2	-	-
Remicade	51	48	45	144	61	53	49	163	44	207	-8	-10	-12	-10
Diabetes (7)
Januvia	551	511	581	1,642	779	756	717	2,252	561	2,813	-19	-17	-27	-24
Janumet	329	354	255	937	454	476	417	1,347	353	1,700	-39	-38	-30	-28
Other Pharmaceutical (8)	584	553	549	1,690	602	528	603	1,736	583	2,319	-9	-7	-3	-
ANIMAL HEALTH	1,491	1,456	1,400	4,347	1,482	1,467	1,371	4,320	1,230	5,550	2	2	1	3
Livestock	849	807	874	2,530	832	826	829	2,486	814	3,300	5	7	2	6
Companion Animal	642	649	526	1,817	650	641	542	1,834	416	2,250	-3	-4	-1	-
Other Revenues (9)	275	122	299	696	312	370	625	1,307	420	1,728	-52	-18	-47	-19

*200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance Revenue represents royalties and a milestone payment of $20 million received in the first quarter of 2022.

(4) Total Vaccines sales were $3,133 million, $3,557 million and $4,002 million in the first, second and third quarter of 2023, respectively, and $2,481 million, $2,709 million and $3,552 million in the first, second and third quarter of 2022, respectively.

(5) Alliance Revenue represents Merck's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Net product sales in Merck's marketing territories.

(7) Total Diabetes sales were $950 million, $951 million and $924 million in the first, second and third quarter of 2023, respectively, and $1,305 million, $1,300 million and $1,231 million in the first, second and third quarter of 2022, respectively.

(8) Includes Pharmaceutical products not individually shown above.

(9) Other Revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.  Other Revenues related to the receipt of upfront and milestone payments for out-licensed products were $51 million, $3 million and $65 million in the first, second and third quarter of 2023, respectively, and $114 million, $32 million and $10 million in the first, second and third quarter of 2022, respectively.